SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: March 3, 2008

Yadkin Valley Financial Corporation

North Carolina	20-4495993
(State of incorporation)	(I.R.S. Employer Identification No.)

209 North Bridge Street, Elkin, North Carolina	28621-3404
(Address of principal executive offices)	(Zip Code)
Issuer’s telephone number: (336) 526-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
Signatures

Item 7.01	Regulation FD Disclosure
Yadkin Valley Financial Corporation (the “Company”) and its wholly owned subsidiary, Yadkin Valley Bank and Trust Company (the “Bank”), hosted a webcast on February 26, 2008 at 4:00pm EST to discuss the fourth quarter and year end 2007 earnings announcement that was released on February 26, 2008 at 11.23 am EST. Management presented data and comments and responded to questions from analysts. In addition to the information provided in the published earnings announcement, management also made the following comments.
—Management disclosed an error that was made in the press release in regard to the fourth quarter net charge-offs to average loans (annualized) which should have been reported as 0.21%. It was reported incorrectly as 0.08%.
—In discussing net interest margin, management stated that about fifty percent of the Company’s loans reprice within 15 days.
—During the fourth quarter, the Company recognized about $80,000 from the death proceeds on a bank-owned life insurance policy.
—During the fourth quarter, the Company experienced the following fluctuations in income accounts, comparing the third and fourth quarters of 2007:
•	ATM service charges declined by $35,000.

•	Gross NSF Fees increased by $77,000.

•	Commissions and fees from mortgage originations by the bank declined by $85,000.

•	Gains from sales of mortgage loans by Sidus, the Bank’s mortgage lending subsidiary, increased by $150,000, and volume increased over the last part of the year, especially in December as rates declined.

•	Securities Brokerage fees increased by $29,000.
—During the fourth quarter, the Company experienced the following fluctuations in expense accounts, as compared with the third quarter of 2007.
•	Group health insurance increased by $137,000 because a premium holiday was granted by the insurance company in the previous quarter.

•	Telephone and data line expense decreased by $144,000 following new contractual arrangement with the service provider.

•	Advertising expense increased by $42,000 due to efforts to promote the bank.
—Residential construction and development is softening for homes priced in the $800,000—$1,500,000 range. The Bank does not have wide exposure in this area although we work with a few builders. Our observations and review of information about the market indicate that these larger homes are on the market for around six months whereas lower priced homes are taking four months to sell.

—In response to a question about the increase in the Bank’s loans that are past due from thirty to eighty-nine days, management stated that a couple of the Bank’s customers were builders that had experienced some slowness with construction loans. One of those builders had recently sold a home and paid off a loan for $880,000. Home equity lines of credit are experiencing some normal slowdown due to economic conditions.
—The Company will continue to repurchase its shares pending a determination of an adequate amount of regulatory capital following the Cardinal merger.
—In discussing the Bank’s allowance for loan losses, management indicated that it had reviewed the adequacy of the allowance by examining its loan portfolio, determining specific reserves for impaired loans, and allocating reserves based on historical losses and environmental factors for pooled loans. Management was uncertain about the ratio of charge-offs to average loans in 2008 and how it would compare to the 2007 ratio of 0.10%, but said that a ratio as high as 0.35%, acceptable to most banks, would not be acceptable for the Bank. However, management did say that unforeseen events could result in losses that we could not predict today.
—In response to a question about the net interest margin, management indicated that its current trust preferred rate of about 6.2% on $25 million in principal was about 130 basis points more costly than wholesale funding. The negative impact on fourth quarter net interest margin was about 3 basis points.
—In response to a question about reporting its earnings later than normal, management indicated that it was taking extra time to review its results and its estimate of the allowance for loan losses using the factors previously discussed.

Yadkin Valley Bank and Trust Company is a full service community bank providing services in twenty-four branches throughout its three regions in North Carolina. The Yadkin Valley Bank region serves Ashe, Forsyth, Surry, Wilkes, and Yadkin Counties and operates a loan production office in Wilmington, NC. The Piedmont Bank region serves Iredell and Mecklenburg Counties. The High Country Bank region serves Avery and Watauga Counties. The Bank provides mortgage lending services through its subsidiary, Sidus Financial, LLC, headquartered in Greenville, North Carolina. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with four offices located in the branch network.
This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.
Signatures
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Yadkin Valley Bank and Trust Company
By:	\s\Edwin E. Laws
Edwin E. Laws
Chief Financial Officer

Date:	March 3, 2008